Exhibit 10.1

February 22, 2013

Christopher Townsend

President

Dear Chris:

MetLife continues to make progress toward achieving its long-term goals and objectives and transforming the company into a world class global insurance and employee benefits powerhouse. We recognize and appreciate that you have relocated to Hong Kong in connection with your role as head of our Asia Region. As a result, MetLife Asia Pacific Limited (“MAPL”), your current Hong Kong employer, is willing to provide you with a housing allowance (the “Housing Allowance”) on the terms described in this letter.

We also recognize that you engage in extensive travel to advance MetLife’s business interests, and that business travel is a necessary part of your role, and that your business travel may result in individual income tax liability in a variety of jurisdictions. As a result, MAPL is willing to provide you with a tax equalization arrangement as described in this letter (the “Tax Arrangement”), retroactively effective as of January 1, 2013 (the “Effective Date”).

1.	In connection with your relocation to Hong Kong, and effective as of March 1, 2013, MAPL will provide you with a Housing Allowance in the monthly amount of HKD$74,313.94, payable pursuant to MAPL’s normal monthly payroll practices. The Housing Allowance shall continue for as long as you are employed by MetLife and resident in Hong Kong, provided however, that MAPL, may discontinue the Housing Allowance by providing you with at least two (2) calendar months’ notice (the “Notice Period”). Once you are no longer employed by MetLife or no longer resident in Hong Kong, for any reason, or upon the end of the Notice Period, you shall not be entitled to any additional Housing Allowance payments.

2.	The purpose of the Tax Arrangement is to provide you with the following “Tax Equalization”: the cost to you of individual income taxes you owe on account of your MetLife business travel on payments made to you by MetLife on and after the Effective Date and during the period covered by the Tax Arrangement will equal the cost to you of income taxes you would have owed had that income been taxable solely in your country of residence. For purposes of the Tax Arrangement, your country of residence and taxing jurisdiction is defined as Hong Kong.

3.	MetLife will pay amounts on your behalf (or reimburse you) and, to the extent necessary, take deductions or withhold amounts from your compensation as MetLife reasonably determines necessary to effectuate Tax Equalization. You consent to such deductions or withholding.

4.	To effectuate the purposes of the Tax Arrangement, you agree to continue to use a firm chosen by MetLife for tax return preparation and related services during the term of the Arrangement. Due to certain tax law requirements, all data MetLife needs to determine any Tax Equalization for a tax year must be provided by you or your tax preparer within a time frame that permits MetLife to determine any tax amounts it is reimbursing or paying by the later of the end of your tax year following the tax year in which (i) you remit taxes, or (ii) you conclude any tax audit or tax litigation.

5.	MetLife will apply the Tax Arrangement exclusively to compensation paid (and therefore taxable) to you during the period described in this letter as covered by the Tax Arrangement. MetLife will not bear the cost of any taxes, interest, penalties, audit response/defense, or related services you incur for periods outside those covered by the Tax Arrangement. Consequently, the Tax Arrangement does not apply to calendar years or tax periods prior to January 1, 2013 or to amounts like long-term incentives paid in tax periods outside the Tax Arrangement regardless of whether the compensation was fully or partially earned or vested during the period covered by the Tax Arrangement.

6.	The Tax Arrangement shall continue until the earliest of (a) the date your employment with MetLife is terminated for any reason, (b) the date MetLife relocates or reassigns you to, a country other than Hong Kong, (c) the date you decline to accept relocation from MetLife to country other than Hong Kong or (d) December 31, 2015. MetLife reserves the right to terminate the Tax Arrangement if you do not comply with the immigration and/or work permit documentation requirements of any jurisdiction to which you travel on behalf of the Company, or if at any time your job performance fails to meet MetLife’s expectations.

7.	Upon termination of the Tax Arrangement, your entitlement to Tax Equalization on payments made to you thereafter shall cease. You will be personally liable for any and all tax liability for payments made to you by MetLife on and after the date of the termination of the Tax Arrangement as a result of business-related travel or otherwise at applicable rates, regardless of your continued employment with MetLife and/or residence in Hong Kong or otherwise.

8.	Neither this letter, the Housing Allowance, nor the Tax Arrangement described in this letter should be construed as a guarantee of employment for any specific period of time. At all times, the terms of your employment contract (as amended from time to time) govern. This letter is the entire agreement between you and MetLife regarding the matters described herein and cannot be amended except by a written document signed by you and an officer of MAPL with authorization or approval of the MetLife, Inc. Compensation Committee if MetLife determines necessary. For purposes of this letter, “MetLife” shall refer to MetLife, Inc. and all of its affiliates. MetLife, Inc. may provide you the Tax Arrangement either itself or through an affiliate incorporated in the United States or a jurisdiction that has a comprehensive tax treaty with the United States.

9.	The terms of this letter have been approved by the MetLife, Inc. Compensation Committee.

Please sign below to acknowledge the terms of the Tax Arrangement and return an original to me at your earliest convenience.

Sincerely yours,

MetLife Asia Pacific Limited

By:	Accepted & Agreed:

/s/ Frans Hijkoop	/s/ Christopher Townsend
Frans Hijkoop	Christopher Townsend